Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Principal Variable Contracts Funds, Inc. and to the incorporation by reference of our report dated February 15, 2019 on the financial statements and financial highlights of Core Plus Bond Account, Income Account, LargeCap Growth Account, LargeCap Growth Account I, Multi-Asset Income Account and SAM Flexible Income Account, each a series of Principal Variable Contracts Funds, Inc., for the fiscal year ended December 31, 2018 in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 8, 2019